EXHIBIT 23.2

                      [L. P. MARTIN & COMPANY LETTERHEAD]

                        Consent of Independent Auditors'

The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia

        We consent to the use of our report dated January 3, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Deerfield Apartments for the twelve month period ended October 31, 1996, for inclusion in a form 8-K filing with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc.

                          /s/ L. P. Martin & Co., P.C.

Richmond, Virginia
January 28, 1997